EXHIBIT 99.2

FOG CUTTER CAPITAL GROUP INC.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(dollars in thousands, except share data)

	Nine Months Ended September 30, 2007

	As Reported	Pro forma Adjustment	Pro forma

Revenue:
Restaurant and manufacturing sales	$29,816		$29,816
Restaurant franchise and royalty fees	1,706		1,706
Real estate rental income	2,851	(2,851)	—
Total revenue	34,373	(2,851)	31,522

Operating costs and expenses:
Restaurant and manufacturing cost of sales	17,010		17,010
Real estate operating expense	1,022	(1,022)	—
Engineering and development	1,091		1,091
Depreciation and amortization	1,684	(335)	1,349
Total operating costs and expenses	20,807	(1,357)	19,450

General and administrative expenses:
Compensation and employee benefits	9,366		9,366
Professional fees	2,647		2,647
Fees paid to related parties	—		—
Other	12,539	(292)	12,247
Total general and administrative expenses	24,552	(292)	24,260

Non-operating income (expense):
Gain on sale of real estate	13	(13)	—
Gain on sale of notes receivable	—		—
Interest income	197	(18)	179
Interest expense	(2,704)	1,109	(1,595)
Other income (loss), net	(1,086)	(20)	(1,106)
Total non-operating income (expense)	(3,580)	1,058	(2,522)
Loss before provision for income taxes, minority interests, and equity in income of equity investees	(14,566)	(144)	(14,710)
			—
Minority interest in losses	676		676
Equity in earnings of equity investees	—		—
Income tax benefit	4,385		4,385
Income (loss) from continuing operations	(9,505)	(144)	(9,649)

Basic earnings (loss) per share from continuing operations	$(1.19)	$(0.02)	$(1.21)
Basic weighted average shares outstanding	7,957,428		7,957,428
Diluted earnings (loss) per share from continuing operations	$(1.19)	$(0.02)	$(1.21)
Diluted weighted average shares outstanding	7,957,428		7,957,428